EXHIBIT 99



FOR IMMEDIATE RELEASE            FOR FURTHER INFORMATION CONTACT:
                               DANIEL M. JUNIUS AT (978) 449-3416



          NEW ENGLAND BUSINESS SERVICE, INC. COMPLETES
         ACQUISITION OF SAFEGUARD BUSINESS SYSTEMS, INC.


GROTON, MA June 2, 2003 New England Business Service, Inc. (NYSE: NEB) today announced that it has completed the previously
announced acquisition of Safeguard Business Systems, Inc.   New
England Business Service paid $72.5 million in cash, subject to a post-closing working capital adjustment, to acquire 100% of the stock of Safeguard Business Systems and retire their debt. Safeguard Business Systems, headquartered in Dallas, Texas, will operate as a wholly owned subsidiary of New England Business Service.

New England Business Service, Inc. is a leading business-to-business direct marketing company with 2.5 million active small business customers in the United States, Canada, the United Kingdom and France. NEBS supplies a wide variety of business products and services which are marketed through direct mail, telesales, a direct sales force, dealers and the Internet. NEBS also designs, embroiders and sells specialty apparel products through distributors and independent sales representatives to the promotional products/advertising specialty industry, primarily in the United States. More information about NEBS is available at the Company's web site, www.nebs.com.

Safeguard Business Systems was founded in 1956 as a manufacturer of commercial checking products. Today they offer hundreds of items to more than 600,000 small business customers across the U.S. and Canada, including printed products, promotional items, and corporate apparel. Safeguard Business Systems delivers these products through a network of more than 360 local distributors who average 17 years of experience. This extensive industry experience and direct sales support ensures that their customers have access to the product expertise and personal service they need to run a successful business. Learn more at www.GoSafeguard.com.

This press release contains forward-looking statements, including expectations for future revenue and earnings performance arising from current trends in referenced product lines and channels, and other initiatives. These forward-looking statements reflect New England Business Service, Inc.'s current expectations only, and the Company expressly disclaims any current intention to update such statements. There can be no assurance that the Company's actual results will not differ materially from those expressed or implied by these statements due to various risks and uncertainties, including risks and uncertainties associated with successfully integrating the two companies and retaining key personnel, changed customer preferences or economic conditions affecting demand for the Company's products, and other factors described in the New England Business Service, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003, on file with the Securities and Exchange Commission.

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